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                                                  EX 99.B(n)(i)

June 28, 2005

ING Prime Rate Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING Prime Rate Trust
    (SEC File Nos. 333-68239, 811-05410)
     ------------------------------------

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 14 to the Registration Statement of ING Prime Rate Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.



Very truly yours,



/s/ Dechert LLP